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                                                                    Exhibit 21.1


Subsidiaries of H&E Equipment Services L.L.C.

1.   H&E Finance Corp.

2.   GNE Investments, Inc.

3.   Great Northern Equipment, Inc.



H&E Finance Corp. has no subsidiaries.